Exhibit 5.1
February 17, 2009
BMP Sunstone Corporation
600 W. Germantown Pike, Suite 400
Plymouth Meeting, PA 19462

RE:	Registration Statement on Form S-3 (File No. 333-156958)
Ladies and Gentlemen:
We have acted as counsel to BMP Sunstone Corporation, a Delaware corporation (the “Company”), in connection with the offering by the Company of 574,687 units each consisting of (i) two shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), of the Company (the “Shares”) and (ii) a warrant (the “Warrant”) to purchase one share of Common Stock (the “Warrant Shares”) pursuant to the referenced Registration Statement (the “Registration Statement”), the Prospectus Supplement dated February 13, 2009 (the “Prospectus Supplement”) and the Free Writing Prospectus dated February 13, 2009 (the “Free Writing Prospectus”), each filed under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”).
In connection with this opinion letter, we have examined the Registration Statement, the Prospectus Supplement, the Free Writing Prospectus and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Certificate of Incorporation of the Company, (ii) the Amended and Restated Bylaws of the Company, (iii) certain resolutions of the Company’s Board of Directors relating to the Registration Statement, and (iv) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.
We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us and representations of officers of the Company. We have

BMP Sunstone Corporation
February 17, 2009

also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinions set forth below.
Based upon the foregoing, we are of the opinion that the Shares and the Warrant Shares are duly authorized and the Shares are, and the Warrant Shares if and when issued pursuant to the exercise of the Warrants in accordance with their terms will be, validly issued, fully paid and non-assessable.
The foregoing opinions are limited to the Delaware General Corporation Law and we express no opinion with respect to the laws of any other state or jurisdiction.
We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.
Very truly yours,
/s/ Morgan, Lewis & Bockius LLP